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                                                                   EXHIBIT 10.49

                              AMENDMENT NO. 2 TO
                             EMPLOYMENT AGREEMENT
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     This is an Amendment dated February 23, 2001 (the "Amendment") to the
Employment Agreement (as hereinafter defined) by and between SELECT MEDICAL CORPORATION, a Delaware corporation (the "Employer"), and PATRICIA A. RICE an individual (the "Employee").

                                  Background
                                  ----------

     A. The Employer and the Employee executed and delivered that certain Employment Agreement dated as of March 1, 2000 and that certain Amendment No. 1 to Employment Agreement dated as of August 8, 2000 (as amended, the "Employment Agreement"). The Employer and the Employee now desire to further amend the Employment Agreement as hereinafter provided.

     B. Accordingly, and intended to be legally bound hereby, the Employer and the Employee agree as follows:

     1. The portion of the first sentence of Section 5.01(a) of the Employment Agreement which appears before clause (A) is hereby amended and restated as follows:

     "(a)  Certain Terminations Following a Change of Control. If, during the
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     Term, there should be a Change of Control (as defined in Section 5.02), and
     (i) within the one-year period immediately following the Change of Control, the Employee makes a good faith determination that she is unable to perform her services effectively or there is any significant adverse change in her authority or responsibilities, as performed, or her title as in effect, immediately prior to such Change of Control, or (ii) within the five-year period immediately following the Change in Control, (w) the Employee's employment with the Employer is terminated by the Employer without cause as defined in Section 2.02(b), (x) there is a reduction by the Employer in the Employee's compensation from that in effect prior to such Change of Control, (y) the Employer has required the Employee to be based at an office or location more than 25 miles from Mechanicsburg, PA, or (z) the Employer has failed to comply with and satisfy Section 7.01 of this Agreement, then on or before the Employee's last day of providing services hereunder, in lieu of any other rights to cash compensation she may have under this Agreement which have not accrued by such date, including any compensation pursuant to Section 2.02(d),"

     2. The Employment Agreement is hereby amended by the addition of the following new Section 5.03 in its entirety, to be inserted immediately after
Section 5.02:
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     "5.03.  Claims Procedure. Any claim for benefits under Article 5 of this
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Agreement by the Employee shall be made in writing and sent to the Employer at its principal offices in Mechanicsburg, Pennsylvania, or such other place as the Employer shall hereafter designate in writing. If the Employee, or any beneficiary following the Employee's death (collectively, the "Claimant"), believes she has been denied any benefits or payments under Article 5 of this Agreement, either in total or in an amount less than the full benefit or payment to which the Claimant would normally be entitled, the Employer shall advise the Claimant in writing of the amount of the benefit, or payment, if any, and the specific reasons for the denial within thirty (30) days of the receipt of the Claimant's claim. The Employer shall also furnish the Claimant at that time with a written notice containing:

     (A) A specific reference to pertinent provisions of this Agreement;

     (B) A description of any additional material of information necessary for the Claimant to perfect the claim if possible, and an explanation of why such material or information is needed; and

     (C) An explanation of the claim review procedure set forth in this Section 5.03.

Within sixty (60) days of receipt of the information described above, the Claimant shall, if further review is desired, file a written request of reconsideration of the Employer's decision with the Appeal Committee. The Appeal Committee shall consist of those individuals who were serving as the Compensation Committee of the Board of Directors of the Employer immediately prior to the Change of Control. The Appeal Committee shall select from its membership a chairperson and a secretary and may adopt such rules and procedures as it deems necessary to carry out its functions. In the event any individual is unable to serve on the Appeal Committee, then the chairperson of the Appeal Committee shall appoint a successor provided such successor must have been a member of the Board of Directors of the Employer prior to the Change of Control ("Prior board Member"). So long as the Claimant's request for review is pending with the Appeal Committee (including such 60-day period), the Claimant, or her duly authorized representative, may review pertinent documents and may submit issues and comments in writing to the Appeal Committee. A final and binding decision shall be made by the Appeal Committee within thirty (30) days of the filing by the Claimant of the request for reconsideration. The Appeal Committee's decision shall be conveyed to the Claimant in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of this Agreement on which the decision is based. The Appeal Committee shall discharge its duties under this claims procedure in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and in doing so, to the extent permitted by law, shall be indemnified and held harmless by the Employer (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with the Employer) for or against all liability to which the Appeal Committee may be subjected by reason of any act done in good faith with respect to the adjudication of any claim under Article 5 of this Agreement, including reasonable expenses. Notwithstanding anything to the contrary herein contained, the Claimant shall be entitled to submit her claim for

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determination to any court having competent jurisdiction regardless of whether she has first exercised her right to have the Employer's decision reconsidered by the Appeal Committee."

     3. Except as amended hereby, the Employment Agreement shall continue in effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                       SELECT MEDICAL CORPORATION

                                       By:/s/ Robert A. Ortenzio
                                          ----------------------------
                                           Robert A. Ortenzio,
                                           President

                                       /s/ Patricia A. Rice
                                       -------------------------------
                                           Patricia A. Rice

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